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                                                                    EXHIBIT 10.3


                             EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 17th day of June 1997, between Daniel Industries, Inc., a Delaware corporation, with its principal operating offices located in Houston, Texas ("Employer"), and Mr. Thomas A. Newton, Jr. residing in Houston, Texas (the "Employee").

                                   AGREEMENT

       In consideration of the agreements herein contained and other good and valuable consideration the parties hereto agree as follows:

       1. EMPLOYMENT. Subject to the terms and conditions hereinafter set forth, Employer hereby agrees to employ the Employee, and the Employee hereby agrees to serve Employer, in the capacity and for the Term of Employment specified in Section 4.

       2.     SCOPE OF EMPLOYMENT.

              (a) During the Term of Employment, the Employee will serve as the President and Chief Operating Officer of Employer in accordance with the provisions of the Bylaws of Employer. In that connection, the Employee will:

                     (i) devote his full time, attention and energies to the business of Employer and will diligently and to the best of his ability perform all duties incident to his employment under this Agreement;

                     (ii) use his best efforts to promote the interests and goodwill of Employer; and

                     (iii) perform such other duties commensurate with his office as the Board of Directors of Employer may from time-to-time assign to him.

              (b) The provisions of Section 2(a) shall not be construed as preventing the Employee from making investments in, or serving as a director of, other businesses or enterprises provided such investments do not require the provision of substantial services by the Employee to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any significant respect with the performance of the Employee's duties under this Agreement or result in the Employee, in effect, engaging in competition with Employer.

       3. COMPENSATION. As compensation for his services hereunder, Employer shall during the Term of Employment pay the Employee, subject to the terms and conditions of this Agreement, a base salary payable in accordance with the normal payroll practices of Employer. Initially, the Employee's salary will be $200,000.00 per year ("Base Salary"). Thereafter, each year, upon recommendation by the Compensation Committee of the Board of Directors, the Employee's Base Salary may be increased. In addition to his Base Salary, Employer shall pay the Employee a cash bonus in the minimum amount of $75,000.00 on January 4, 1998. In addition to Base Salary, Employer may pay the Employee an annual performance bonus as the Board of Directors of Employer shall in its sole discretion deem appropriate. Such bonus may be in an amount ranging from 12.5%, if any bonus is awarded, up to 100% of the Base Salary of the Employee for a fiscal year and would be payable in the following fiscal year. The Board of Directors of Employer will




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review the Employee's performance annually and determine whether a bonus will be payable based upon the objectives and goals set by the Board of Directors. The Board of Directors shall seek input from the Employee in setting such objectives and goals; provided, however, that the payment and amount of any bonus will be subject to the sole discretion of the Board of Directors.

       4. TERM. The "Term of Employment", as used in this Agreement, means a period commencing on June 17, 1997, and ending on June 17, 1999, provided, however, that the occurrence of any of the following prior to June 17, 1999, shall result in the immediate termination of the Term of Employment:

              (a) the termination of the Employee by Employer for "Cause" as defined in the Change in Control Agreement entered into simultaneously with this Agreement, the form of which is attached hereto (the "C in C Agreement");

              (b)    the death of the Employee;

              (c)    the Employee's disability as defined below; or

              (d) the resignation by the Employee without "Good Reason", as defined in the C in C Agreement regardless of whether there has been a Change in Control as defined in such Agreement.

       For purposes of this Agreement, the term disability means a physical or mental infirmity which, in the opinion of a physician selected by Employer, (1) shall prevent the Employee from earning a reasonable livelihood with Employer,
(2) can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and (3) did not result from alcoholism or addiction to narcotics.

       5.     ADJUSTMENTS UPON TERMINATION OF EMPLOYMENT PRIOR TO JUNE 17,
1999.

              (a) In the event of termination of the Term of Employment for any reason specified in Section 4, Employer shall no longer be obligated to make the payments specified under Section 3 or to provide the benefits under Section 7; provided, however, any amounts that have been earned or incurred under Section 3 or Section 6 but not yet paid shall be paid by Employer to the Employee (or his legal representatives, as the case may be), and the Employee shall pay any amount or amounts then owed by the Employee to Employer and, provided further that, in the event of such termination on account of death or the Employee's disability, there shall be paid to Employee, or his legal representative as the case may be, a pro rata amount (for his time of service during the year in which such termination occurs) of the performance bonus, if any, that Employee would have received had such termination not occurred, as determined in the sole discretion of the Board of Directors, as contemplated by Section 3.

              (b) In the event of the termination of the Term of Employment for any reason other than pursuant to an event specified in Section 4 Employer shall be obligated to pay to the Employee:


                     (i) all Base Salary amounts payable under Section 3 and all amounts payable under Section 6 that have been earned or incurred but not yet paid by Employer to the Employee;





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                     (ii)   a lump sum amount equal to the greater of (A) the
              Base Salary that would have been paid during the remainder of the Term of Employment had the Employee's premature severance of employment not occurred or (B) a full year of Base Salary; and

                     (iii) if the Ending Date is on or before December 31, 1997, the $75,000.00 bonus referred to in Section 3.

       6. EXPENSES. Employer agrees that during the Term of Employment it will reimburse the Employee for out-of-pocket expenses reasonably incurred by him in connection with the performance of his service hereunder in compliance with Employer's expense reimbursement policy as then in effect. The Employee agrees to submit to Employer on a timely basis such documentation as may be necessary to substantiate such expenses and the business purpose thereof.

       7.     EMPLOYEE BENEFITS.  During the Term of Employment:

              (a) The Employee shall be entitled to sick leave and holidays (in each case in accordance with the regular policy of Employer) and, notwithstanding any policy of the Company, 20 days vacation per year, during which time his compensation shall be paid in full. The Employee shall not be entitled to pay for any vacation that he has accrued but not used as of the date of the severance of his employment relationship with Employer.

              (b) The Employee shall, upon satisfaction of any eligibility requirements with respect thereto, be entitled to participate in all employee benefit plans of Employer, including without limitation any retirement plans and any health, accidental death and dismemberment and long-term disability plans of Employer now or hereafter in effect that are made generally available to executive officers of Employer.

              (c) The Employee shall be entitled to participate in (i) all officer and director liability insurance policies of Employer now or hereafter in effect that are made available to executive officers and directors of Employer, and (ii) all officer and director indemnity agreements of Employer hereafter entered into that are made available to executive officers and directors of Employer.

       8. ADJUSTMENTS UPON TERMINATION OF EMPLOYMENT ON OR AFTER JUNE 17, 1997. In the event of the termination of the Employee's employment with Employer on or after June 17, 1997, for any reason other than pursuant to an event specified in Section 4, Employer shall be obligated to pay Employee:

              (a) all salary earned for services rendered to Employer but not yet paid to Employee and all business expense reimbursements due to Employee under Employer's expense reimbursement policy; and

              (b) a lump sum amount equal to the greater of a full year of the Employee's (A) Base Salary in effect at the end of the Term of Employment or (B) salary, exclusive of any bonuses, in effect at the time of his severance of employment with the Employer.

       9. WITHHOLDING TAXES. Notwithstanding any other provision of this Agreement, any payment or distribution under this Agreement shall be subject to reduction to the extent required to satisfy any withholding tax obligation imposed by federal, state or local law.





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       10.    DISCLOSURE OF CONFIDENTIAL INFORMATION.  During the Term of
Employment, the Employee will disclose to Employer all ideas and business plans developed by him during such period that relate directly to the business of Employer. The Employee recognizes and acknowledges that he may have access to certain additional confidential information of Employer or of certain corporations affiliated with Employer, and that all such information constitutes valuable, special and unique property of Employer and its affiliates. The Employee agrees that, during the Term of Employment and indefinitely after the termination of the Term of Employment, he will not, without the prior written consent of Employer, disclose or authorize or permit anyone under his direction to disclose to anyone not properly entitled thereto any of such confidential information; provided, however, such prohibition shall not relate to any information that has been disclosed in the public domain other than by or through the Employee or by or through another person who has an obligation of confidentiality to Employer with respect to such information. For purposes of the immediately preceding sentence, persons properly entitled to such information shall be (i) the Board of Directors of Employer and such officers, employees and agents and attorneys of Employer or any affiliate thereof to whom such information is furnished in the normal course of business under established policies approved by Employer and (ii) such outside parties as are legally entitled to or are customarily furnished such information, including banking, lending, collection, accounting, and data processing institutions or agencies who or which are provided such information in the normal course of business of Employer. The Employee further agrees that upon termination of the Term of Employment he will not take with him or retain, without the prior written authorization of Employer, any papers, procedural or technical manuals, customer lists, customer account analyses (including, without limitation, accounts receivable agings, customer payment histories and customer account activity reports), price books, files, drawings, product design information, trade secrets or other documents or computerized data or copies thereof belonging to Employer or to any affiliate of Employer, or any materials, supplies, equipment or furnishings belonging to Employer or to any affiliate of Employer, or any other confidential information of any kind belonging to Employer or any affiliate of Employer. In the event of a breach or threatened breach by the Employee of the provisions of this Section 10, Employer and the Employee agree that the remedy at law or through arbitration available to Employer and its affiliates would be inadequate and that Employer and its affiliates shall be entitled to an injunction, without the necessity of posting bond therefor, restraining the Employee from disclosing, taking or possessing, in whole or in part, such confidential information. Nothing in this Agreement shall be construed as prohibiting Employer and its affiliates from pursuing any other remedies, in addition to the injunctive relief available under this Section 10, for such breach or threatened breach, including the recovery of damages from the Employee.

       11. TRADE SECRETS. All patents, formulae, inventions, processes, copyrights, proprietary information, trademarks or trade names, or future improvements to patents, formulae, inventions, processes, copyrights, proprietary information, trademarks or trade names, developed or completed by the Employee during the Term of Employment (collectively, the "Items") shall be promptly disclosed to Employer, and the Employee shall execute such instruments of assignment of the Items to Employer as Employer shall request. The Employee acknowledges that a remedy at law for any breach by him of the provisions of this Section 11 would be inadequate, and the Employee hereby agrees that Employer shall be entitled to injunctive relief in case of any such breach.

       12. DEFENSE OF CLAIMS. The Employee agrees that he shall cooperate with Employer in the defense of all litigation against Employer that relates to acts or omissions occurring during the Term of Employment and, upon reasonable advance notice by Employer, will appear on behalf of Employer at trial or as otherwise reasonably required without need for a subpoena. Employer shall reimburse the Employee for his reasonable travel expenses associated with such cooperation.

       13. ASSIGNMENT. This Agreement is a personal employment contract and the rights and





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interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated, directly or indirectly, or by operation of law or otherwise.

       14. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns and upon the Employee and his legal representatives.

       15. ENTIRE AGREEMENT. This Agreement, which, together with the Change in Control Agreement and stock option and restricted stock agreements between Employer and the Employee contemplated hereby, contains the entire contractual understanding between the parties, may not be changed orally but only by a written instrument signed by the Employee and the Chairman of the Board of Directors of Employer.

       16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

       17. WAIVER. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

       18. ENFORCEABILITY. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision contained in this Agreement.

       19. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered or sent by registered mail, postage prepaid,

              (a) if to the Employee, addressed to him at his address last shown in Employer's records, and

              (b)    if to Employer, addressed to it as follows:

                     Daniel Industries, Inc.
                     9753 Pine Lake Drive
                     Houston, Texas   77055
                     Attention:  Chairman of the Board

or such other address as the party to whom or to which such notice or other communication is to be given shall have specified in writing to the other party, and any such notice or communication shall be deemed to have been given as of the date so personally delivered or mailed, as the case may be.

       20. ARBITRATION. Subject to the right of Employer to seek injunctive or other emergency relief pursuant to Sections 10 and 11 hereof, Employer and the Employee agree to submit to arbitration any dispute arising out of this Agreement, whether as to this Agreement's construction, interpretation or enforceability or as to any party's breach or alleged breach of any provision of this Agreement in accordance with the arbitration provisions of Section 20 of the C in C Agreement.

       The parties will each pay their costs of arbitration and one-half of the fees and expenses of the arbitrators, unless the Employee is the prevailing party in the arbitration proceedings, in which case Employer shall pay the entire costs of arbitration, including the fees and expenses of the arbitrators.





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       21.    LEGAL FEES AND EXPENSES.  If Employer and the Employee are not
able to resolve a dispute through arbitration, and if the Employee is the prevailing party in the litigation, Employer shall pay the Employee any reasonable legal fees and expenses incurred by the Employee in connection with any litigation by the Employee against Employer to enforce the terms of this Agreement.

       22. CHANGE IN CONTROL AGREEMENT. Notwithstanding any other provisions hereof, any termination of the Employee's employment by Employer following a "Change in Control", as defined in the C in C Agreement, shall be governed by such Agreement and not by this Agreement and the benefits to which the Employee is thereafter entitled shall be governed by the C in C Agreement. In this regard, Employer and the Employee will simultaneously with this Agreement enter into a Change in Control Agreement in the form of the C in C Agreement.

       23. STOCK PLANS. Simultaneously with the effective date of this Employment Agreement, Employee has been granted an award of 50,000 restricted shares under the Daniel Industries, Inc. Stock Award Plan, the terms of which award are set forth in an award agreement between the Employee and Employer, and options for 200,000 shares of Employer's common stock, $1.25 par value, under the Daniel Industries, Inc. 1997 Stock Option Plan, the terms of which option are set forth in an option agreement between the Employee and Employer.

       24. NONCOMPETITION. Employer and the Employee agree that the services rendered by Employee hereunder are unique. Employee hereby agrees that, while he is employed by Employer and, if his employment relationship with Employer is severed for any reason specified in Section 4, for a period of one year thereafter, he shall not (except in the course of his employment under this Agreement and in furtherance of the business of Employer or any of its subsidiaries) (i) engage in as principal, consultant or employee in any segment of a business of a corporation, partnership or other firm or entity that is directly competitive with any significant business of Employer in one of its major commercial or geographic markets ("Competing Entity") or (ii) hold an interest (except as a holder of a less than five percent interest in a publicly traded firm or mutual fund, or as a minority stockholder, limited partner or unitholder in a firm not publicly traded) in a Competing Entity, without prior written consent of Employer.





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       IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer, and the Employee has executed this Agreement as of the date first above written.


                                       DANIEL INDUSTRIES, INC.


                                       By           James M. Tidwell
                                            -----------------------------------
                                                    James M. Tidwell
                                                Executive Vice President


                                       EMPLOYEE


                                                  Thomas A. Newton, Jr.
                                       ----------------------------------------





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